Exhibit 99.1

PRESS RELEASE

MACKINAC FINANCIAL CORPORATION DECLARES INCREASED CASH DIVIDEND ON COMMON STOCK

For Release:	December 12, 2014
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), reported the dividend and payment date of the dividend previously approved by its Board of Directors on October 28, 2014.  On that date, the Board of Directors declared a cash dividend of $.075 per common share, payable January 8, 2015 to shareholders of record December 30, 2014. The dividend is an increase of $.025 per share from the prior quarter’s dividend and represents a 50% increase in the annualized dividend from $.20 per share to $.30 per share.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $740 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; 13 in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.